Exhibit 99.1

Orange 21 Inc. 2070 Las Palmas Drive Carlsbad, CA 92011 PH: (760) 804-8420 FX: (760) 804-8442 www.orangetwentyone.com

Orange 21 Inc. Appoints Erik Darby as Vice President, Sales

Carlsbad, California – June 11, 2009 – Orange 21 Inc. (NASDAQ:ORNG) is pleased to announce the hiring of Erik Darby as Vice President, Sales. Effective immediately, Erik will direct all sales operations for the North American market.

Mr. Darby comes to Orange 21 with a successful track record of sales development, key account management and brand building within the footwear business. Mr. Darby’s career has included sales and management positions at Nike, Pony, Adidas and Converse.

As Director of Sales at Converse, he was an instrumental member of the team that helped redefine the brand. He helped Converse to build a solid sales foundation and return to profitability, which led to its subsequent sale to Nike.

“Erik is a perfect fit for Orange 21. He uniquely understands the power and influence of action sports, and the importance of a strong company culture. His experience in strategic sales and retail partnerships brings a solution-oriented perspective to our business. Erik has a proven track record when it comes to developing and executing strategic sales plans.

“With over 25 years of sales experience, Erik’s knowledge base of retailing from small boutique shops to Americas’ top retailers will help guide Orange 21 to new opportunities.

“We believe Erik’s experience and vision will be a strong asset for us,” said Stone Douglass, CEO of Orange 21. “He brings expertise, passion, and solid retail relationships to our sales organization.”

Erik is an Oregon native, mountain biker and avid snowboarder. He resides in Carlsbad, California.

About Orange 21 Inc.

Orange 21 designs, develops, markets and produces premium products for the action sport, motorsports, snowsports and youth lifestyle markets. Orange 21’s primary brand, Spy Optic (TM), manufactures sunglasses and goggles targeted toward the action sports, motorsports, snowsports and youth lifestyle markets.

Safe Harbor Statement

This press release contains forward-looking statements. These statements relate to future events or future financial performance and are subject to risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as the word “believe” and similar terminology. Specifically, comments in this press release regarding the contributions that Mr. Darby is expected to make at Orange 21 are forward-looking statements and are subject to inherent risks. These statements are only predictions. Actual events or results may differ materially.

Factors that could cause actual results to differ materially from those contained in the forward-looking statements include, but are not limited to, the general conditions of the domestic and global economy; changes in consumer discretionary spending; changes in the value of the U.S. dollar, Canadian dollar and Euro; changes in commodity prices; Orange 21’s ability to source raw materials and finished products at favorable prices; risks related to the limited visibility of future orders; Orange 21’s ability to identify and execute successfully cost-control initiatives without adversely impacting sales; uncertainties associated with intellectual property protection for Orange 21’s products; and other risks identified from time to time in Orange 21’s filings made with the U.S. Securities and Exchange Commission. Although, Orange 21 believes that the expectations reflected in the forward-looking statements are reasonable, Orange 21 cannot guarantee future results. Moreover, Orange 21 assumes no responsibility for the accuracy or completeness of such forward-looking statements and undertakes no obligation to update any of these forward-looking statements.

Contact:

Orange 21 Inc.

Stone Douglass

760-804-8420

Fax: 760-804-8442

www.orangetwentyone.com

Source: Orange 21 Inc.